Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To: The Board of Directors of Interxion Holding N.V.

We consent to the use of our report dated April 27, 2012 with respect to the consolidated statements of financial position of InterXion Holding N.V. as of December 31, 2011, 2010 and 2009 and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows for each of the years in the three year period ended December 31, 2011, incorporated by reference herein.

/s/ KPMG Accountants N.V.

Rotterdam, the Netherlands

August 2, 2012